Exhibit 99.1

Concur Prices $425 Million of 0.50% Convertible Senior Notes due 2018

BELLEVUE, Wash., May 30, 2013 — Concur (Nasdaq: CNQR), a leading provider of integrated travel and expense management solutions, today announced that it has priced $425 million aggregate principal amount of 0.50% convertible senior notes due in 2018. The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The size of the offering was increased from the previously announced aggregate principal amount of $350 million. Concur also granted the initial purchasers of the notes an option to purchase up to an additional $63.75 million aggregate principal amount of notes, solely to cover over-allotments. The sale is expected to close on June 4, 2013, subject to customary closing conditions.

Prior to March 15, 2018, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders will receive cash up to the principal amount of the notes and, with respect to any excess conversion value, shares of Concur common stock. Holders of the notes will have the right to require Concur to repurchase all or some of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of certain events. The notes will have an initial conversion rate of 9.5377 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $104.85 per share. The initial conversion price represents a premium of approximately 32.5% to the closing price of Concur’s common stock on May 29, 2013, which was $79.13 per share.

The notes will be unsecured, unsubordinated obligations of Concur, and interest will be payable semi-annually in cash at a rate of 0.50% per annum. The notes will mature on June 15, 2018, unless earlier purchased or converted.

In connection with the offering, Concur has entered into convertible note hedge transactions with certain financial institutions, which may include one or more of the initial purchasers of the notes or their respective affiliates (the “hedge counterparties”). Concur has also entered into separate warrant transactions with the hedge counterparties. In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties have advised Concur that they or their affiliates may enter into various derivative transactions with respect to the common stock of Concur and/or purchase common stock of Concur concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of Concur’s common stock concurrently with or after the pricing of the notes. In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Concur’s common stock and/or purchasing or selling Concur’s common stock or other securities linked to or referencing Concur’s common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes. In particular, such hedge modification transactions are likely to occur during any averaging period for a conversion of notes. This activity could also cause or avoid an increase or a decrease in the market price of Concur’s common stock or the notes, which could affect the ability of holders of the notes to convert their notes and, to the extent the activity occurs during any averaging period related to a conversion of notes, it could affect the number of shares, if any, and value of the consideration that holders of notes will receive upon conversion of the notes.

Concur estimates that the net proceeds from the offering will be approximately $413.0 million (or approximately $475.0 million if the initial purchasers exercise in full their option to purchase additional notes) after payment of the initial purchasers’ discounts and offering expenses. Concur intends to use approximately $29.9 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrant transactions). Concur expects to use the net proceeds of the convertible note offering for general corporate purposes, including potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including any shares of Concur common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and the shares of common stock, if any, issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement:

The statements in this release relating to the offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Concur will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Please refer to Concur’s public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors, including the risk factors contained in Concur’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, that could cause actual results to differ materially from current expectations.

Stockholders of Concur are cautioned not to place undue reliance on its forward-looking statements, which speak only as of the date such statements are made. Concur assumes no obligation to update the forward-looking information contained in this press release.

CONTACT: Todd Friedman, Concur, +1-415-401-1205, Todd.Friedman@concur.com

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